EXHIBIT B-9

ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
PNMR SERVICES COMPANY
AND
TEXAS-NEW MEXICO POWER COMPANY

THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is effective as of June 6, 2005 (the "Effective Date") by and between PNMR SERVICES COMPANY ("PNMR Services") and TEXAS-NEW MEXICO POWER COMPANY ("TNMP").

RECITALS:

A.     TNMP is an affiliate of PNMR Services.

B.     It is the mutual desire and intent of PNMR Services and TNMP that each renders to the other certain services (the "Services") under the terms and conditions stated herein.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS, CONDITIONS AND TERMS SET FORTH HEREIN, PNMR SERVICES AND TNMP AGREE AS FOLLOWS:

1.      Term.  This Agreement shall be effective as of the Effective Date and continue thereafter until terminated as provided herein.

2.      Provision of Services by PNMR Services.  PNMR Services agrees to provide to TNMP those types of Services described in Appendix 1 attached to and made a part of this Agreement. TNMP shall specify agreed levels of service and performance metrics, which may be adjusted from time to time by mutual agreement of the parties.

3.      Provision of Services by TNMP.  Subject to any limitations in the Order of the New Mexico Public Regulation Commission filed in Case No. 04-00315-UT on May 27, 2005 (the "NMPRC Order") and the Order of the Public Utility Commission of Texas filed in Docket No. 30172 on April 22, 2005 (the "PUCT Order"), TNMP agrees to provide to PNMR Services such incidental Services as may be agreed upon by TNMP and PNMR Services.  PNMR Services shall specify agreed levels of service and performance metrics, which may be adjusted from time to time by mutual agreement of the parties.

4.      Compensation for Services Provided by PNMR Services.  In accordance with Section 11 herein, TNMP agrees to pay PNMR Services on either a direct cost basis or an allocated cost basis for the Services provided to TNMP.  If an allocated cost basis is used, costs for the specific Service involved will be allocated in proportion to the benefits received by TNMP and in accordance with the Cost Allocation Methodology, which may exist from time to time and attached hereto as Appendix 3.

5.      Compensation for Services Provided by TNMP.  PNMR Services agrees to pay TNMP on a basis consistent with the NMPRC Order and PUCT Order for the Services provided by TNMP.

6.      Parties' Responsibilities Related to Services Provided. In connection with the Services provided, each party will:

(a)   coordinate with the other party on the level of Services to be provided and in sharing information on business changes affecting the level of Services to be provided;

(b)   measure and regularly report to the other party the Services provided, the level at which the Services are provided and the performance levels achieved;

(c)   participate in planning meetings with the other party and assist in the development of accurate demand forecasts;

(d)   provide timely notification of significant changes in the conduct of its business that will impact the specific workload of the party providing the Services;

(e)   provide timely feedback on performance to the party providing the Services so that improvements can be implemented as necessary; and

(f)     monitor internal demand for Services.

7.      Annual Review and Changes in Services.  This Agreement will be reviewed jointly by the parties at least annually.  At any time, this Agreement or the Services provided hereunder may be modified by mutual agreement if the respective needs of TNMP and PNMR Services require changes in the Services or level of Services provided.  Both TNMP and PNMR Services may propose changes to Services provided to or by them.

8.      Statement of Account.  The party providing the Services shall provide the other party with a statement of account in a form mutually agreed to by the parties, on a calendar month basis for the Services provided.  Each statement of account shall be provided within forty-five (45) days following the end of each calendar month.  Statements of account shall be paid within thirty (30) days of receipt.  If the party to whom the Services are provided disputes a charge, then that party shall provide notice to the other party of the disputed charge within fifteen (15) days of receipt of the statement of account and the parties shall negotiate in good faith for a resolution of the disputed charge.  All undisputed charges on the statement of account shall be paid within the time frame provided in this Section 9.

9.      Resolution of Issues.  TNMP and PNMR Services personnel will work together to obtain timely resolution of any problems arising under this Agreement.  In the event that any service level, cost allocation or similar issue relating to Services provided by either PNMR Services or TNMP cannot be resolved in a timely manner by TNMP and PNMR Services personnel, resolution of the issue shall be referred to the appropriate TNMP and PNMR Services managers.

10. Compliance with Laws, Regulations and Policies.  In the provision and pricing of Services, the parties will comply with applicable requirements of the NMPRC Order and PUCT Order, and other applicable laws, regulations and policies.

11. Confidentiality of Information.   The parties agree that all data and information that they receive from or are given access to by the other party pursuant to this Agreement is confidential, proprietary and may contain trade secrets.  The parties acknowledge and agree that all such data and information is and shall remain the property of the party from whom it is received or who provides access to it (hereinafter called the "Disclosing Party").  Further, in addition to the requirements of Section 11 herein, the parties agree to take reasonable precautions to maintain the confidentiality of all such data and information and to not disclose such data or information to any third party without the prior consent of the Disclosing Party, except as required by law.  If a party is served with process of law, including but not limited to subpoenas requiring that party to produce, release or disclose any such data or information received hereunder or to which it was given access hereunder, such party shall immediately notify the Disclosing Party and allow the Disclosing Party, at its sole expense and cost, to challenge the process of law, including any subpoena.

12. Audit of Records.  At any time, but not later than two (2) years after a payment is made under this Agreement, either party may audit the statements of accounts and other substantiating documentation of the other party relating to such payment.  Each payment previously made shall be subject to a decrease to the extent that any amount is found not to have been properly payable or to an increase for any underpayments that are discovered.

13. Right to Use TNMP Property by PNMR Services.  PNMR Services shall be entitled to use certain property of TNMP as follows:

(a)             PNMR Services shall be entitled to the use of certain tangible and intangible personal property of TNMP (the "TNMP Property") in performing Services for TNMP under this Agreement, as described in Appendix 2 attached hereto and made a part of this Agreement, and as may be amended by the parties from time to time.  PNMR Services also may use the TNMP Property to provide services to its other affiliates and to itself, and PNMR Services shall compensate TNMP for such use on an allocated cost basis initially equal to $206,852 per month to be paid at the end of each calendar month, subject to either increase or decrease for any adjustments to the allocated costs or use by PNMR Services.  PNMR Services shall acquire no interest in the TNMP Property and its use by PNMR Services for purposes other than providing Services to TNMP shall be terminable by TNMP at will on thirty (30) days written notice to PNMR Services.

(b)             PNMR Services shall be entitled to the use of certain vehicles of TNMP (the "TNMP Vehicles") in performing Services for TNMP under this Agreement, PNMR Services also may use the TNMP Vehicles for its other affiliates and itself, and PNMR Services shall compensate TNMP for such use on a direct charge cost basis.  All charges for vehicle usage by PNMR Services or its affiliates will be directly assigned to the cost center receiving the service.  PNMR Services shall acquire no interest in the TNMP Vehicles and its use by PNMR Services for purposes other than providing Services to TNMP shall be terminable by TNMP at will on thirty (30) days written notice to PNMR Services.

(c)              PNMR Services shall be entitled to the use of minimal amount of office space at various offices of TNMP in performing Services for TNMP under this Agreement.  PNMR Services shall also be entitled to the use of certain of the existing office space of TNMP (the current office space of TNMP being referred to herein as the "TNMP Office Space"), as described in Appendix 4 attached hereto and made a part of this Agreement, and as may be amended by the parties from time to time, for office space for itself and its other affiliates, and PNMR Services shall compensate TNMP for such use on an allocated cost basis initially equal to $18,730per month to be paid at the end of each calendar month, subject to either increase or decrease for any adjustments to the allocated costs or use by PNMR Services.  PNMR Services shall acquire no interest in the TNMP Office Space and its use by PNMR Services for purposes other than providing Services to TNMP shall be terminable by PNM at will on thirty (30) days written notice to PNMR Services.

14. Right to Use Credit Cards under TNMP's Credit Card Program.  PNMR Services shall be entitled to the use of credit cards under TNMP's credit card program as it may exist from time to time.  PNMR Services also may use the credit cards for the use of its other affiliates, and PNMR Services shall reimburse TNMP for the charges incurred by PNMR Services and its other affiliates at the end of each calendar month.  PNMR Services' use of the credit cards shall be terminable by TNMP at will on thirty (30) days written notice to PNMR Services.

15. Right to Adopt TNMP's Benefit Plan Program.  TNMP will take all necessary action to permit First Choice Power, L.P. ("FCP"), TNP Enterprises, Inc. ("TNPE") and PNMR Services to adopt TNMP's benefit plans for the uset of the employees of FCP and TNPE and those employees of PNMR Services who reside in the State of Texas.  PNMR Services shall compensate TNMP for PNMR Services', TNPE's and FCP's use on an allocated cost basis at the end of each calendar month.  PNMR Services' and FCP's use of the benefit plans shall be terminable by TNMP at will on thirty (30) days written notice to PNMR Services.

16.       Termination.  Except as provided in Sections 13, 14 and 15 above, this Agreement shall continue until terminated by mutual consent of the parties.

17.       Prohibition Against Assignment.  This Agreement is not assignable in whole or in part by either party without the written consent from the other party.

18.       Binding Effect.  This Agreement is binding upon PNMR Services, TNMP and their respective successors and assigns.

19.       Notices.  Any notice or approval required or permitted under this Agreement, whether delivered by hand, electronic facsimile or mail, shall be in writing and shall be sent to the following addresses or to any other address designated by prior written notice:

If to PNMR Services:

PNMR Services Company
Alvarado Square, MS 0806
Albuquerque, NM  87158
Facsimile:  (505) 241-0751
Attention:  Secretary

If to TNMP:

PNMR Services Company
Alvarado Square, MS 0806
Albuquerque, NM  87158
Facsimile:  (505) 241-0751
Attention:  Secretary

20.       Further Actions.  The parties agree to take such further actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

21.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, taken, together, shall be construed as a single instrument.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of PNMR Services and TNMP by their duly authorized representatives as of the date and year first above written.

PNMR SERVICES COMPANY                               TEXAS-NEW MEXICO POWER

                                                                                                     COMPANY

By:  ____________________                              By:  ____________________________

Name: Terry R. Horn                                                Name: Thomas G. Sategna
Title:    Vice President, Secretary and                    Title:    Vice President and
Treasurer                                                                    Controller

Appendix 1

 SERVICES

A general description of the Services that may be provided by PNMR Services to TNMP, which may be modified from time to time, is set forth below.

Accounting Services, including:

*                   Managerial Accounting-Cost Allocations and Cash Processing and Reconciliation

*                    General Accounting-Month End Closing

*                    Accounts Payable

*                    Payroll

*                    Fixed Assets-Construction Clearings and Depreciation

*                    Procurement

Office Services, including:

*                     Building Maintenance

*                     Office Services-Mail Delivery and Bill Insertions

*                     Graphics

*                     Records Management

*                     Property Management

Human Resources, including:

*                     Industrial Hygiene

*                      Employee Benefits-Pension, Post-Retirement Benefits and Employee Wellness

*                      Personnel Staffing

*                      Compensation

*                      Training

Information Services, including:

*                     Network Desktop services

*                     Telecommunications

*                     Software Applications

Services provided by the Office of the Chairman, President and CEO Corporate-Wide Environmental Affairs services

General Counsel and Secretary services

Legal Services, including:

*                     Management of Outside Counsel

*                     Management of Litigation and Lawsuits

*                     Legal Advice/Counsel on such matters as:

-          Human Resource matters

-          Employee Law matters

-          ERISA matters

-          Purchasing/Contract law issues

-          Environment Law issues

-          Intellectual Property Law issues

Strategic Planning services

Investor and Media Relations services

Services provided by the holding company officers, e.g., CFO, Treasurer, etc., such as:

*                     Financial Management

*                     Cash Management

*                     Financial and Tax Compliance

*                     Credit Management

*                     Trust and Corporate Investments

*                     Capital Management

*                     Financial Accounting Reporting

*                     Budgeting

*                     Tax Planning and Strategy

*                     Shareholder Records and Alliance

Corporate Governance Support, including Performance Stock Plan Administration, and Annual Meeting-Board/Management Support

Governmental Affairs Services, including local, county, state, Native American and Federal governmental affairs

Financial Services, including:

*                     Audit Services

*                     Corporate Controller

*                     Corporate Risk Management

*                     Corporate Treasury

*                     Corporate Insurance

Claims services

 Modeling and Forecasting services

Corporate Strategy services

Business Ethics services

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Communications services

Community Affairs services

Economic Development services

Regulatory Affairs services

Business Excellence services

Organizational Development services

Cash Remittance services

Credit and Collections services

Advertising services

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Appendix 2

 TNMP PROPERTY

      Below is a list of tangible and intangible personal property of TNMP that will be used by PNMR Services Company in the performance of shared services for affiliates of PNM Resources, Inc.

Office furniture and equipment
Computer equipment
Application Software
Networks
Mainframe equipment
Tools and shop equipment
Communications equipment

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APPENDIX 3

 PNMR Services Company: Cost Allocation Methodology

       This document sets forth the methodologies used to assign or allocate the costs of services for affiliates and other costs centers that receive services from PNMR Services Company within the PNM Resources, Inc. registered holding company system.

Cost Assignment and Allocation

PNMR Services Company costs shall be directly assigned, distributed or allocated to recipients in the manner described below:

1.      Costs accumulated in costs centers for services specifically performed for a singe recipient shall be directly assigned or charged to such recipient.

2.      Costs accumulated in costs centers for services specifically performed for two or more recipients shall be distributed among and charged to such recipients using methods determined on a cost causation basis consistent with the nature of the work performed and based on one of the allocation methods described below.

3.      Costs accumulated in cost centers for services of a general nature, which is applicable to all recipients or to a class, or classes of recipients shall be allocated among or charged to such recipients by application of one or more of the allocation methods described below.

*Financial Systems - Allocation

  Item Description:  The expenses allocated using the Financial System allocator are primarily for processing general ledger transactions and for computer support to the system.

  Allocation Method:  Expenses are allocated based on the volume of transactions processed for the cost center as a percent of the total transactions processed for all cost centers.

*Accounts Payable - Allocation

  Item Description:  The expenses allocated using the Accounts Payable allocator are primarily for processing accounts payable and for computer support to the accounts payable system.

  Allocation Method:  Expenses are allocated based on the number of invoices processed for the cost center as a percent of the total number of invoices processed for all cost centers.

***Asset Management - Allocation

  Item Description:  Costs allocated using the Asset management allocator are primarily for maintenance and reporting on the total fixed assets.

  Allocation Method:  Expenses are allocated based on the ratio of the total number of assets maintained for the cost center to the number of assets maintained for all of the cost centers.

***Customer Service - Allocation

  Item Description:  The expenses allocated include server support for the customer billing system and the costs of printing reports and customer bills.

  Allocation Method:  Expenses are allocated based on the ratio of cost center customers to the total number of customers.

*Information Systems - Allocation

  Item Description:  The expenses allocated include information technology costs such as application support programming, management of software system projects, desktop computer support, and network support.

  Allocation Method:  The method used to derive this allocator is based on the number of network user ids of each cost center compared to the total number of network user ids.

*Building Allocation - Allocation

  Item Description:  Expenses allocated using the Building Allocation allocator include labor, repairs and maintenance, lease costs and building depreciation.

  Allocation Method:  Costs are allocated based on the ratio of square footage occupied by each cost center compared to the square footage occupied by all of the cost centers.

*Massachusetts Method - Allocation

  Item Description:  Services provided to affiliates that are allocated using the Massachusetts Method consist of the Chief Financial Officer's office, President's Office, and general administrative support.

  Allocation Method:  A common industry utilized allocation method that derives an allocation factor by giving an equal weighing to three factors: revenues, number of employees and assets.  In this application, the formula derives an allocation factor by giving an equal weight to the ratio of revenues, assets and number of personnel within the cost centers.

***Employee Count - Allocation

  Item Description:  Expenses in this category include those costs incurred which benefit employees such as the servicing and administration of employee benefit plans of various types and payroll processing.

  Allocation Method:  These expenses are allocated based on the ratio of employees of the cost center to the total number of employees for all of the cost centers.

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*Directly Assigned - Allocation

  Item Description:  Expenses that fall under this category include, but are not limited to Workers' Compensation, Property Insurance and Legal services.

  Allocation Method:  The 100% allocator is used when expenses are specific to the individual cost centers.

**Budget Systems - Allocation

  Item Description:  The expenses allocated using the Budget System allocator are primarily for processing budget transactions.

  Allocation Method:  Expenses are allocated based on the number of budget system users for the cost center as a percent of the total number of budget system users

**Common General Office - Allocation

  Item Description:  The expenses allocated using the Common General Office allocator are primarily for such common costs as building rent and general mailroom costs.

  Allocation Method:  Expenses are allocated based on a weighted average of costs per cost center multiplied by the number of employees in each cost center.

 **Company - Allocation

  Item Description:  The expenses allocated using the Company allocator are primarily for such costs where each company benefits equally from certain types of services such as financial reporting and forecasting.

  Allocation Method:  Expenses are allocated equally based on the number of companies receiving the service.

 **Regulatory - Allocation

  Item Description:  The expenses allocated using the Regulatory allocator are primarily for such regulatory activities that are not directly attributable for a specific function.

  Allocation Method:  Expenses are allocated equally based on the number of companies receiving the regulatory service.

**Project Accounting System - Allocation

  Item Description:  The expenses allocated using the Project Accounting System allocator are primarily for processing project transactions.

  Allocation Method:  Expenses are allocated based on the number of project system transactions for the cost center as a percent of the total number of project system transactions.

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**Generic - Allocation

  Item Description:  Expenses are allocated using the Generic allocator when there is not another method based on cost causation.

  Allocation Method:  A common industry utilized allocation method that derives an allocation factor by giving an equal weighing to three factors: plant in service, O&M expenses (excluding purchase power and fuel) and number of customers.  The formula derives an allocation factor by giving an equal weight to the ratio of plant in service, O&M expenses (excluding purchase power and fuel) and number of customers within the cost centers.

* These allocation methodologies are in effect for shared services functions in New Mexico and apply to the affiliates of PNM Resources, Inc. (PNMR) existing prior to the acquisition of TNP Enterprises, Inc. (TNPE) by PNMR.

 ** These allocation methodologies are in effect for shared services functions in Texas and apply to the affiliates of TNPE existing prior to the acquisition of TNPE by PNMR.

*** These allocations methodologies are in effect for shared services functions in both New Mexico and Texas and will apply to all of PNMR affiliates existing after the acquisition of TNPE by PNMR.

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Appendix 4

TNMP OFFICE SPACE

1304 N. Ave. G, Clifton, TX	CLIFTON DIVISION OFFICE & CONSTRUCTION CENTER COMPLEX
201 8th St., Gatesville, TX	GATESVILLE DISTRICT OFFICE
408 NE Barnard, Glen Rose, TX	GLEN ROSE DISTRICT OFFICE
201 E. Leslie, Hamilton, TX	HAMILTON DISTRICT OFFICE
354 Pecan St, Hico, TX	HICO OFFICE LEASED (leasehold improvements)
Houston & Main, Meridian, TX	MERIDIAN DISTRICT OFFICE
20 Grant St., Strawn, TX	STRAWN DISTRICT OFFICE
415 Ave. C, Valley Mills, TX	VALLEY MILLS OFFICE LEASED (leasehold improvements)
112 E. Jefferson Ave., Whitney, TX	WHITNEY DISTRICT OFFICE
901 9th St. North, Texas City, TX	TEXAS CITY AREA OFFICE
577 N. Garden Ridge, Lewisville, TX	LEWISVILLE AREA OFFICE
2139 N. Stemmons, Lewisville, TX	LEWISVILLE REGIONAL OFFICE
102 W. Elm St., Olney, TX	OLNEY DISTRICT OFFICE
Grand St., Whitewright, TX	WHITEWRIGHT AREA OFFICE
210 N. Main, Fort Stockton, TX	FORT STOCKTON DISTRICT OFFICE
200 S. Pine, Kermit, TX	KERMIT DISTRICT OFFICE
201 S. Pine, Kermit, TX	KERMIT MATERIAL STORAGE YARD
202 S. Pine, Kermit, TX	KERMIT OLD WAREHOUSE
118 W. Oak St., Sanderson, TX	SANDERSON OFFICE LEASED (leasehold improvements)

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